SPECTRA
Financial Services, LLC

Certified Public Accountants & Advisors

**EXHIBIT 16.1**

February 21, 2013

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F. Street, NE
Washington, DC 20549

RE: Spectra Financial Services, LLC

Ladies and Gentlemen:

We have read Item 4.01 of AntriaBio Delaware. Inc.'s (formerly known as AntriaBio, Inc.) Form 8-K dated February 21 2013, and have the following comments:

1. We agree with the statements made in Item 4.01(a).

2. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Very truly yours,

Spectra Financial Services LLC

Spectra Financial Services, LLC